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                                                                 EXHIBIT 3.5.3


                                 FIRST AMENDMENT
                                       TO
                      FIRST AMENDED AND RESTATED AGREEMENT
                            OF LIMITED PARTNERSHIP OF
                          STRATEGIC TIMBER PARTNERS, LP


         THIS Agreement of Amendment is made and entered into as of the 9th day of October 1998 by and among Strategic Timber Operating Co. ("General Partner"), Strategic Timber Trust, Inc. ("REIT"), and Louisiana Timber Partners, LLC ("LTP"), who are all of the partners of Strategic Timber Partners, LP, a Delaware limited partnership (the "Partnership").

                                    RECITALS

         On April 21, 1998, the General Partner and the REIT, as the sole limited partner, (collectively the "Original Partners") formed Strategic Timber Partners, LP as a limited partnership under the Revised Uniform Limited Partnership Act of the State of Delaware pursuant to the Certificate and Agreement of Limited Partnership of Strategic Timber Partners, LP, dated as of April 21, 1998.

         On April 23, 1998, LTP was admitted as a Class B and Class C Limited Partner in consideration of the contribution to capital of the Partnership specified in that certain Contribution Agreement by and among the Partnership, the General Partner, the REIT and LTP and executed the First Amended and Restated Agreement of Limited Partnership of Strategic Timber Partners, LP ("Partnership Agreement.")


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         In order to better reflect the intent of the parties with respect to the rights of LTP and for other reasons, the parties hereto desire to amend the Partnership Agreement in accordance with the terms set forth herein:

         Capitalized terms used in this Agreement shall have the same meaning as stated in the Partnership Agreement, unless provided to the contrary herein.

         For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1.       Amendments.

                  A. The definition of "REIT Expenses" appearing in Section 1.1 of the Partnership Agreement is hereby amended and restated as follows:

                  "REIT Expenses" mean the Partnership's allocable share, as determined under Section 7.2(b) of this Agreement, of the following expenses: (i) the costs and expenses relating to any offer or registration of securities by the REIT and all statements, reports, fees and expenses incidental thereto, including underwriting discounts and selling commissions applicable to any such offer of securities, (ii) costs and expenses associated with compliance by the REIT with laws, rules and regulations promulgated by any regulatory body,

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                  including the SEC, and (iii) all other operating or
                  administrative costs of the General Partner, the REIT and its subsidiaries reasonably allocable to the Partnership that are incurred in the ordinary course of its business on behalf of the Partnership, including without limitation reasonable salaries for the officers and employees of Strategic Timber Two Operating Co., LLC. The reimbursement of REIT Expenses shall not constitute a distribution under Article V of this Agreement.

                  B. Section 7.2(b) of the Partnership Agreement is hereby amended by adding the following sentence at the end of such paragraph:

                  All operating or administrative costs of the General Partner, the Partnership and their Affiliates shall be apportioned among the various entities in a reasonable manner based upon the services provided to the respective entities.

                  C. Paragraph 1 of Exhibit D is amended by amending and restating the definition of IPO as follows:

                  "IPO" means any one or more of the following: (i) the REIT's initial underwritten offering of its Shares to the public pursuant to a registration statement that has been declared effective by the SEC, or (ii) the Partnership having obtained subscription agreements from equity investors, with

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                  adequate net worth to fund their subscriptions, in a private placement of Partnership Units, or (iii) a public offering of debt securities by the Partnership pursuant to a registration statement that has been declared effective by the SEC, if any one or more of such events will result in minimum net proceeds of at least $210,000,000.

                  D. Paragraph 1 of Exhibit D is amended by adding the following definition:

                  "IPO Closing" means consummation of any one or more of the following: (i) the sale of Shares by the REIT in the IPO including receipt of the consideration, or (ii) the funding by the investors of their equity contribution to the Partnership pursuant to a private placement of securities, or
                  (iii) a public offering of debt securities by the Partnership, if any one or more of such events results in minimum net proceeds of at least $210,000,000.

                  E. Paragraph 4 of Exhibit D is amended and restated as follows:

         2. Put/Call.

                  (a) If on or before the IPO Deadline, (i) one or more of the events listed in the definition of IPO has not occurred, or (ii) the General Partner has not otherwise secured funding for the redemption of LTP's Partnership

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         Interest for $50 million in a manner that is consistent with the
         Financing Documents, LTP shall have the right to put its Partnership Interest to the REIT and the REIT shall have a call right on LTP's Partnership Interest. The exercise price of the put and the call shall be $50,000,000, plus 8 1/2% per annum simple interest from and after the date that a Notice of put or call is given until such amount is paid ("Exercise Price"). Any purchase and sale effectuated pursuant to this Paragraph 2(a) shall be completed on or before the later of April 30, 1999 or 30 days following the date that a put or call Notice is given and shall be subject to the customary representations and warranties by a seller in such a transaction. However, if, on or before the IPO Deadline, either a registration statement for the sale of Shares has been completed and filed with the SEC, or a private placement memorandum for the sale of Partnership Interests has been completed and submitted to potential investors, and all material steps necessary or desirable to effect the offering of such Shares or Partnership Interests, as the case may be, are undertaken by the REIT or the Partnership in good faith and the REIT and the Partnership are diligently proceeding toward completion of the IPO or private placement, taking into account existing market conditions, then LTP's right to put its Partnership Interest will be tolled during the period of either of such offerings; provided, however, if either of such offerings has not been completed and the proceeds received with respect thereto, on or before June 20, 1999, then LTP will once again have the right to put its Partnership Interest to the REIT in accordance with the provisions of this paragraph 4(a).


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         During the period of either of such offerings, the General Partner shall regularly consult with LTP regarding the status of such offering, and, in the event the General Partner reasonably believes, on the basis of market response to such offerings, that the IPO Closing will take place within a reasonable period of time (not to exceed September 30, 1999), the General Partner may request a further extension of the Put Deadline, and LTP agrees to consider any such extension reasonably and in good faith. Upon any such put by LTP, the purchase and sale of LTP's Partnership Interest will be completed upon the later to occur of June 30, 1999 or ten (10) days after the date that LTP provides notice of such put to the REIT. The date upon which the REIT is obligated to consummate the purchase of LTP's Partnership Interest pursuant to the exercise of LTP's put right is hereinafter referred to as the "Put Deadline".

                  (b) From and after the issuance of a Notice of a put, the Partnership shall not make any further distributions from the Partnership (except for distributions necessary to pay debt service under any of the Financing Documents) unless the partners otherwise agree or LTP has assumed responsibility for the marketing of the Property pursuant to Section 2(c) hereof.

                  (c) If the REIT is unable to pay the Exercise Price on or before the applicable Put Deadline, LTP shall have the exclusive right to market the

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         Bel Quatre Property for sale on such terms and conditions as LTP elects, in its sole discretion, subject solely to the Financing Documents or refinance the indebtedness evidenced and secured by the Financing Documents. In that event, the REIT, the General Partner, and any of their Affiliates will execute and deliver all documents requested by LTP that may be necessary or appropriate, as determined in the sole judgment of LTP, in connection with such sale or refinancing of the Bel Quatre property.

                  (d) Once LTP has assumed responsibility for marketing the Bel Quatre Property pursuant to paragraph 2(c) of this Exhibit D, all funds realized from a sale or refinance of the Bel Quatre Property will, after payment of the indebtedness evidenced by the Financing Documents, be paid solely and exclusively to LTP.

         3. Continuation. Except as specifically modified and amended herein, the Partnership Agreement shall be and remain in full force and effect in accordance with its terms, all of which are expressly ratified and confirmed.

         4. Counterparts. This Amendment may be signed in multiple counterparts, each of which shall be deemed an original.

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         IN WITNESS WHEREOF, the parties have set their hands and seals, the day and year written above.

                                       GENERAL PARTNER:
                                       STRATEGIC TIMBER OPERATING CO.

                                       By:      /s/ Joseph E. Rendini
                                                ------------------------------

                                       Title:   Vice President
                                                ------------------------------

                                       LIMITED PARTNERS:

                                       STRATEGIC TIMBER TRUST, INC.

                                       By:      /s/ Joseph E. Rendini
                                                ------------------------------
                                                Title:   Vice President
                                                      ------------------------

                                       LOUISIANA TIMBER PARTNERS, LLC

                                       By:      /s/ Larry Woodard
                                                ------------------------------
                                                Title:   Manager
                                                      ------------------------


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